EXHIBIT 10.1
ANALOG DEVICES, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
Effective as of January 1, 2009

ANALOG DEVICES, INC.
DEFERRED COMPENSATION PLAN
Table of Contents

ARTICLE I

Introduction	1
1.1 History	1
1.2 Statement of Purpose and Compliance with Law	1

ARTICLE II

Definitions	1
2.1 Account	1
2.2 Administrative Procedures	1
2.3 Annual Bonus	2
2.4 Base Salary	2
2.5 Beneficiary	2
2.6 Board	2
2.7 Change in Control	2
2.8 Code	2
2.9 Commissions	2
2.10 Committee	2
2.11 Compensation	2
2.12 Company Contribution Account	3
2.13 Company Contribution Amount	3
2.14 Company	3
2.15 Deferral Account	3
2.16 Deferral Benefit	3
2.17 Deferral Election	3
2.18 Disability	3
2.19 Eligible Employee	3
2.20 Employer	4
2.21 Investment Return Rate	4
2.22 Other Bonus	4
2.23 Participant	4
2.24 Participation Election	4
2.25 Plan	4
2.26 Plan Year	4
2.27 Recordkeeper	4
2.28 Retirement	4
2.29 Section 409A	5
2.30 Selected Affiliate	5
2.31 Special Account	5
2.32 TIP	5

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2.33 Unforeseeable Emergency	5
2.34 Valuation Date	5

ARTICLE III

Eligibility and Participation	5
3.1 Eligibility	5
3.2 Participation	6
3.3 Change in Participation Status	6

ARTICLE IV

Deferral of Compensation	6
4.1 Amount of Deferral	6
4.2 Crediting Deferred Compensation and Company Contribution Amounts	6

ARTICLE V

Benefit Accounts	6
5.1 Valuation of Account	6
5.2 Crediting of Investment Return	7
5.3 Statement of Accounts	7
5.4 Vesting of Account	7
5.5 Investment Vehicles	7

ARTICLE VI

Payment of Benefits	7
6.1 Payment of Deferral Benefit	7
6.2 Payments to Beneficiaries	8
6.3 Unforeseeable Emergency	8
6.4 Form of Payment	9
6.5 Commencement of Payments for Key Employees	9
6.6 Small Benefit	9
6.7 Changes in Form of Benefit	9
6.8 Special Transition Distribution Election Changes	10
6.9 Special 2005 Distribution and Election Changes	10

ARTICLE VII

Beneficiary Designation	10
7.1 Beneficiary Designation	10
7.2 Change of Beneficiary Designation	11
7.3 No Designation	11
7.4 Effect of Payment	11

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ARTICLE VIII

Administration	11
8.1 Committee	11
8.2 Agents	11
8.3 Binding Effect of Decisions	11
8.4 Indemnification of Committee	12

ARTICLE IX

Amendment and Termination of the Plan	12
9.1 Amendment	12
9.2 Termination	12

ARTICLE X

Miscellaneous	12
10.1 Funding	12
10.2 Nonassignability	13
10.3 Legal Fees and Expenses	13
10.4 Captions	14
10.5 Governing Law	14
10.6 Successors	14
10.7 Right to Continued Service	14

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ARTICLE I
Introduction
     1.1 History.
The Analog Devices, Inc. Deferred Compensation Plan (the “Plan”) was established by Analog Devices, Inc. (the “Company”) effective December 1, 1995 and thereafter amended from time to time. In accordance with the provisions of Notice 2005-1 issued by the Internal Revenue Service this Plan was amended and restated on February 3, 2005. The Plan is now amended and restated effective January 1, 2009, except as otherwise expressly provided, to set forth the terms under which it will operate in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder.
     1.2 Statement of Purpose and Compliance with Law.
The purpose of the Plan is to provide deferred compensation benefits to a select group of management and highly compensated employees of the Company and the Directors and to assist in attracting and retaining qualified individuals to serve as officers and managers or Directors of the Company.
The Plan is intended to defer the recognition of taxable income by participants until the distribution of amounts they have deferred or the Company has contributed in accordance with the plan terms without the imposition of any penalties. Therefore, the Plan is intended to comply with all applicable law consistent with that intent, including Section 409A of the Internal Revenue Code of 1986, as amended and shall be operated and interpreted in accordance with this intention and any action or failure to act which is determined to be inconsistent with Section 409A shall be corrected as soon as possible in order to comply with such Section 409A. To the extent of any inconsistency between this Plan and Section 409A, Section 409A shall govern and control.
ARTICLE II
Definitions
When used in this Plan and initially capitalized, the following words and phrases shall have the meanings indicated:
     2.1 Account.
“Account” means an account containing the sum of a Participant’s Deferral Account and Company Contribution Account, any account maintained for any TIP Restoration Plan Participant as provided for in the Administrative Procedures, or any Special Account established under this Plan.
2.2	Administrative Procedures.

“Administrative Procedures” means the detailed terms governing the operation of the Plan as adopted by the Board and modified from time to time as provided under the terms of said Administrative Procedures, any such modifications to conform in their terms and operation with Section 409A.
     2.3 Annual Bonus.
“Annual Bonus” means the bonus earned by a Participant during a Plan Year (or during that Plan Year and a future Plan Year) under the Company’s regular fiscal year bonus plan, prior to taking into account any Deferral Election under this Plan for such Plan Year(s).
     2.4 Base Salary.
“Base Salary” means the salary earned by a Participant during a Plan Year, prior to taking into account any Deferral Election under this Plan for such Plan Year.
     2.5 Beneficiary.
“Beneficiary” means the person or persons designated or deemed to be designated by the Participant pursuant to Article VII to receive benefits payable under the Plan in the event of the Participant’s death.
     2.6 Board.
“Board” means the Board of Directors of the Company.
     2.7 Change in Control.
“Change in Control” means each event that would qualify as a Change in Control Event of the Company in accordance with the definition set forth on Schedule A.
     2.8 Code.
“Code” means the Internal Revenue Code of 1986, as amended.
     2.9 Commissions.
“Commissions” means sales commissions payable to a Participant during a Plan Year in accordance with Treasury Regulation Section 1.409A-2(a)(12), prior to taking into account any Deferral Election under the Plan for such Plan Year.
     2.10 Committee.
“Committee” has the meaning set forth in Section 8.1.
     2.11 Compensation.
“Compensation” means the Base Salary, Annual Bonus and Commissions earned by an Eligible Employee for each Plan Year or the fees earned by any non-employee Board member in each

Plan Year or Other Bonus as defined herein. However, the Deferral Election shall be adjusted, only to the extent necessary, for amounts needed: (a) for the payment of required tax withholding, subject to Section 4.2, (b) as pre-tax contributions under the TIP which are not in excess of the limits under said plan consistent with the provisions of Treasury Regulation Section 1.409A-2(a)(9)(iii), (c) as contributions under the Company’s so-called “cafeteria plan” qualified under Section 125 of the Code and in accordance with the provisions of said Section and Treasury Regulation Section 1.409A-2(a)(10), and (d) as payments elected by the Eligible Employee or otherwise in effect, prior to the beginning of any Plan Year.
     2.12 Company Contribution Account.
“Company Contribution Account” means the account maintained on the books of the Employer for the purpose of accounting for the Company Contribution Amount and the investment return credited to such Account pursuant to Article V.
     2.13 Company Contribution Amount.
“Company Contribution Amount” means the amount credited to a Participant’s Company Contribution Account under Section 4.2.
     2.14 Company.
“Company” means Analog Devices, Inc. (Analog) and any successor thereto.
     2.15 Deferral Account.
“Deferral Account” means the Account maintained on the books of the Employer for the purpose of accounting for each Participant’s Deferral Election under the Plan and for the investment return credited to the Account pursuant to Article V.
     2.16 Deferral Benefit.
“Deferral Benefit” means the benefit payable to a Participant or his or her Beneficiary pursuant to Article VI.
     2.17 Deferral Election.
“Deferral Election” means the election made by a Participant to defer Compensation pursuant to Article IV which will be made in accordance with the Administrative Procedures or in accordance with Treasury Regulation Section 1.409A-2(a)(b).
     2.18 Disability.
     “Disability” means Disability as defined in Section 409A and set forth on Schedule A.
     2.19 Eligible Employee.

“Eligible Employee” means (i) a highly compensated or management employee of the Company who is designated by the Committee in accordance with Section 3.1 as eligible to participate in the Plan, or (ii) any non-employee member of the Board serving from time to time.
     2.20 Employer.
“Employer” means, with respect to a Participant, the Company or the Selected Affiliate which pays such Participant’s Compensation.
     2.21 Investment Return Rate.
“Investment Return Rate” means the rate credited on Accounts in accordance with the Administrative Procedures.
     2.22 Other Bonus.
“Other Bonus” means any Participant bonus other than the Annual Bonus earned by a Participant with respect to which a Deferral Election is made under this Plan.
     2.23 Participant.
“Participant” means any Eligible Employee who elects to participate by completing a Participation Election or a TIP Restoration Plan Participant whose Accounts have not been completely distributed.
     2.24 Participation Election.
“Participation Election” means the Participant’s election, in whatever manner is prescribed in the Administrative Procedures, to make Deferral Elections under the Plan.
     2.25 Plan.
“Plan” means the Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, as amended from time to time.
     2.26 Plan Year.
“Plan Year” means a twelve-month period commencing January 1 and ending the following December 31.
     2.27 Recordkeeper.
“Recordkeeper” means the organization which is responsible for maintaining the records of the Plan from time to time.
     2.28 Retirement.

“Retirement” means the separation from service of a Participant who has reached age 62 and completed (i) 10 years of vesting service under the Company’s TIP as an employee, or, (ii) 10 years of service from the date of initial election as a non-employee member of the Board.
     2.29 Section 409A.
“Section 409A” means Section 409A of the Code and the regulations issued thereunder, as modified from time to time.
     2.30 Selected Affiliate.
“Selected Affiliate” means (1) any entity in an unbroken chain of companies beginning with the Company if each of the companies other than the last company in the chain owns or controls, directly or indirectly, stock possessing not less than 50 percent of the total combined voting power of all classes of stock in one of the other companies, or (2) any partnership or joint venture in which one or more of such companies is a partner or venturer, each of which shall be selected by the Committee.
     2.31 Special Account.
“Special Account” means any Account established for an Eligible Employee under the Plan in accordance with the terms of an individual agreement which, except to the extent otherwise provided in such individual agreement, shall be subject to the terms of this Plan.
     2.32 TIP.
“TIP” means, with respect to a Participant, the Analog Devices, Inc. “The Investment Partnership”, a qualified retirement plan under Sections 401(a) and 401(k) of the Code, or its successor, or as it may be amended from time to time.
     2.33 Unforeseeable Emergency.
“Unforeseeable Emergency” has the meaning set forth in Section 6.3.
     2.34 Valuation Date.
“Valuation Date” means a date on which the Participant’s Account is valued as provided in Article V. The Valuation Date shall be the last business day of the Plan Year and any other date determined under the Administrative Procedures.
ARTICLE III
Eligibility and Participation
     3.1 Eligibility.
Eligibility to participate in the Plan is limited to Eligible Employees. From time to time, the Committee shall identify Eligible Employees in accordance with the Administrative Procedures.

     3.2 Participation.
Participation in the Plan shall be limited to Eligible Employees who complete a Participation Election or TIP Restoration Plan Participants under the Administrative Procedures or Eligible Employees with Special Accounts.
     3.3 Change in Participation Status.
A Participant may change a Participant Election or terminate his or her participation in the Plan only in accordance with the Administrative Procedures.
ARTICLE IV
Deferral of Compensation
     4.1 Amount of Deferral.
With respect to each Plan Year, a Participant may make Deferral Elections of a specified percentage of his or her Compensation or components of such Compensation in accordance with the Administrative Procedures.
     4.2 Crediting Deferred Compensation and Company Contribution Amounts.
The amount of Compensation subject to a Deferral Election under Section 4.1 shall be credited by the Employer to the Participant’s Deferral Account periodically, the frequency of which will be determined in accordance with the Administrative Procedures. To the extent that the Employer is required to withhold any taxes or other amounts from a Participant’s deferred Compensation pursuant to any state, federal or local law, such amounts shall be withheld first from that portion of the Participant’s Compensation which is not credited to the Deferral Account or any other amounts paid to the Participant to the extent feasible.
Effective with respect to any deferrals made after January 1, 2007, for each deferral of Compensation following the completion by the Participant of one Year of Service, as defined in TIP, the Company shall credit the Company Contribution Account of each Participant, other than a non-employee Director, with an amount equal to (a) 8% of the amount of Compensation deferred or (b) if the Participant has elected to defer 100% of his or her Base Salary, 8% of such Base Salary. For purposes of this paragraph, Compensation shall exclude deferrals of a Participant’s Annual or Other Bonus or fees of non-employee directors but include Base Salary and Commissions.
ARTICLE V
Benefit Accounts
     5.1 Valuation of Account.
As of each Valuation Date, a Participant’s Account shall consist of the Account balance as of the immediately preceding Valuation Date, plus any amounts credited under Article IV or amounts credited to a Special Account since the immediately preceding Valuation Date, plus the net investment return credited pursuant to Section 5.2 since the immediately preceding Valuation Date, minus the aggregate amount of distributions, if any, made from such Account since the immediately preceding Valuation Date.
     5.2 Crediting of Investment Return.
As of each Valuation Date until all of a Participant’s Account is distributed, each Participant’s Deferral Account and Company Contribution and any other Account established under the Plan shall be credited with the Investment Return Rate earned since the immediately preceding Valuation Date as provided in the Administrative Procedures.
     5.3 Statement of Accounts.
The Recordkeeper shall provide statements of Account value to Participants in accordance with the Administrative Procedures.
     5.4 Vesting of Account.
Except as provided in Sections 10.1 and 10.2, a Participant shall be 100% vested in his or her Deferral Account at all times. A Participant’s interest in his or her Company Contribution Account shall be 100% vested as of a Change in Control and on death or Disability. A Participant’s interest in his or her Company Contribution Account shall vest under the vesting schedule for the employer basic contributions under TIP; provided that it shall be considered 100% vested on the date any payments are made in accordance with the Participant’s election to have part or all of his or her Account distributed on a specified date or pursuant to a fixed schedule under Section IX of the Administrative Procedures. A Participant’s interest in any other Account shall be subject to the vesting terms of any individual agreement or the vesting provisions applicable to any Other Bonus.
Any nonvested portion of a Participant’s Company Contribution Account shall be forfeited at separation from service. Forfeitures under the Plan shall not be credited to other Participants.
     5.5 Investment Vehicles.
A Participant, and in certain circumstances, the Beneficiary, may elect, from time to time, the Investment Return Rate that will be credited to his or her Account as if it were invested in one or more investment vehicles selected by the Committee and made available for such election in accordance with the Administrative Procedures. The Committee may also establish a default deemed investment which shall apply to any Account if the Participant (or Beneficiary) makes no election.
ARTICLE VI
Payment of Benefits
6.1	Payment of Deferral Benefit.

Upon the death, Disability, or Retirement of a Participant, the Employer shall pay to the Participant or his Beneficiary a Deferral Benefit equal to the vested balance of his or her Account determined pursuant to Article V, less applicable withholding, based on his election in accordance with Section 6.4. A lump sum payment, or the first of the installment distributions shall be made within 60 days of such event. Each successive installment distribution shall be made on the anniversary of the first payment. Elections with respect to such payment made under the Plan prior to the effective date of this amendment and restatement shall continue in effect unless changed in accordance with the provisions of this Article VI and the Administrative Procedures.
Upon a Change in Control or upon a Participant’s separation from service for reasons other than death, Disability, or Retirement, the Employer shall pay to the Participant, subject to Section 6.5, a Deferral Benefit in a lump sum equal to the vested balance of his or her Account determined pursuant to Article V, less applicable withholdings, as soon as administratively practicable, but in any event within 60 days of such event.
     6.2 Payments to Beneficiaries.
In the event of the Participant’s death prior to his or her receipt of his or her entire vested Account, the vested balance shall be distributed to his or her Beneficiary as determined under Article VII, in a lump sum within 60 days of the Participant’s death; provided that if the Participant was receiving installment distributions at the time of death, the Beneficiary will receive the remaining annual installments at such times as such installments would have been distributed to the Participant if the Participant had not died. If the Participant had elected to have distributions made in installments following the Participant’s death and no distributions had been made to the Participate during his life, then such distributions shall commence within 60 days of the Participant’s death and subsequent installments shall be distributed on the anniversary of the first payment.
     6.3 Unforeseeable Emergency.
In the event that the Committee, upon request of a Participant, determines, that the Participant has suffered an Unforeseeable Emergency as defined in Section 409A and set forth on Schedule A, the Employer shall distribute to the Participant, as soon as practicable following such determination, (and in any event within 90 days of such determination), the amounts provided for under this Section 6.3. Such distribution shall consist of an amount necessary to meet the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution but not exceeding the aggregate balance of such Participant’s Deferral Account as of the date of such payment. The determination of whether a distribution may be approved on account of an Unforeseeable Emergency shall be made after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. The amount of the Deferral Benefit otherwise payable under the Plan to such Participant shall be adjusted to reflect the early payment of the Unforeseeable Emergency. Any distribution under this Section 6.3 shall be made only in the manner and to the extent that it is in compliance with Section 409A.

     6.4 Form of Payment.
The Deferral Benefit payable pursuant to Section 6.1 on death, Disability or Retirement, shall be paid in one of the following forms as further described in the Administrative Procedures, as elected by the Participant.
(a)	Installments; or

(b)	A lump sum
The Participant shall elect the form of such distribution at the time he or she first completes the Participation Election and such election shall apply to the entire amount of the Participant’s vested Account. The payment of the Deferral Benefit, whether in a lump sum or installments, shall be treated as made in a single payment, for purposes of Section 409A.
In the event a Participant fails to make a distribution election, his or her vested Account Balance shall be distributed as a lump sum.
     6.5 Commencement of Payments for Key Employees.
If a Participant is a “specified employee” within the meaning of Section 409A as of the date of his separation from service, no amount will be paid under this Plan during the six-month period following such separation, unless such Participant sooner dies. Any amount that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid to the Participant in a lump sum within the first five (5) business days of the seventh month following the separation from service (or, in the event of the Participant’s earlier death the amount that would have been paid prior to death shall be paid within ten (10) business days following the Participant’s death).
     6.6 Small Benefit.
In the event the Committee determines that the vested balance of all a Participant’s Accounts under the Plan is less than $10,000 upon a payment event, or the portion of the vested balance of the Participant’s Accounts payable to any Beneficiary is less than $10,000 at the time of a payment event, the Committee may inform the Employer and the Employer, will pay the entire amount in the form of a lump sum payment, notwithstanding any Participant election to the contrary, within 60 days following the payment event.
     6.7 Changes in Form of Benefit.
A Participant’s election to change the form in which his or her benefit is to be paid under Section 6.1 on death, Disability or Retirement, shall, to the extent required by Section 409A, meet the following requirements:
(a)	the new election may not take effect until at least 12 months after the date on which the election is made;

(b)	a new election with respect to a payment described in Treasury Regulation Section 1.409A-3(a)(4) may not be made within 12 months of the date the lump sump payment is to be made or the first installment is to be made; and

(c)	in the case of an election related to a payment other than Disability or death, the payment with respect to which such change is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made.
     6.8 Special Transition Distribution Election Changes.
Effective immediately and notwithstanding any provision of the Plan or the Administrative Procedures to the contrary, to the extent and in the manner permitted under Section 409A, a Participant has until December 31, 2008 to make a change in the time and form of payment of an Account in accordance with the Administrative Procedures, as provided in IRS Notice 2007-86 without being subject to the rules in Section 6.7; provided that any such election may only apply to amounts not otherwise payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
     6.9 Special 2005 Distribution and Election Changes
To the extent and in the manner permitted under Section 409A, and at the election of any Participant, the following distributions and election changes have been permitted, in accordance with the Administrative Procedures:
     (a) All or any part of the Account may be withdrawn by any Participant during calendar year 2005 subject to such procedures and limitations as imposed by the Committee;
     (b) Any deferral election for Compensation in effect during 2005 may be cancelled in whole or in part; and
     (c) With respect to a deferral which relates in whole or in part to services performed on or before December 31, 2005, an election to defer receipt of such Compensation under this Plan may be made on or before March 15, 2005 with respect to amounts that have not been paid or become payable at the time of the election.
ARTICLE VII
Beneficiary Designation
     7.1 Beneficiary Designation.
Each Participant shall have the sole right, at any time, to designate any person or persons as his or her Beneficiary to whom payment under the Plan shall be made in the event of his or her death prior to complete distribution to the Participant of his or her Account(s). All Beneficiary designations must be made in the manner required by the Committee or the Recordkeeper. Any designation of a Beneficiary in effect under the Plan prior to this amendment and restatement shall continue in full force and effect unless changed in accordance with the terms of this Plan.
     7.2 Change of Beneficiary Designation.
Any Beneficiary designation may be changed by a Participant by making a new Beneficiary designation in the manner required by the Committee or the Recordkeeper, which will supersede all Beneficiary designations previously filed. The designation of a Beneficiary may be made or changed at any time without the consent of any other person.
     7.3 No Designation.
If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be the Participant’s Beneficiary under the terms of the TIP; provided that the Beneficiary in such circumstances of a non-employee member of the Board, shall be the Participant’s estate.
     7.4 Effect of Payment.
Payment to a Participant’s Beneficiary shall completely discharge the Employer’s obligations under the Plan. The Beneficiary shall have no right to change or in any way modify the manner in which the Participant’s Account is being paid.
ARTICLE VIII
Administration
     8.1 Committee.
The Deferred Compensation Plan Committee shall be appointed by the Board and consist of up to three members of the Board who are not Participants in the Plan. The Committee shall have complete discretion to (i) supervise the administration and operation of the Plan, (ii) adopt rules and procedures governing the Plan from time to time, (iii) interpret the Plan terms and determine all questions of fact arising with respect to the Plan terms and any Participant or Beneficiary and (iv) adopt and amend, from time to time, the Administrative Procedures.
     8.2 Agents.
The Committee may appoint an individual, who may be an employee of the Company, to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
     8.3 Binding Effect of Decisions.

Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final and binding upon all persons having any interest in the Plan.
     8.4 Indemnification of Committee.
The Company shall indemnify and hold harmless the members of the Committee and their duly appointed agents under Section 8.2 against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, to the maximum extent permitted by law.
ARTICLE IX
Amendment and Termination of the Plan
     9.1 Amendment.
The Board or the Committee, acting on behalf of the Company and of each Selected Affiliate shall amend the terms of this Plan from time to time to comply with Section 409A. In addition, the Board or the Committee may, on behalf of the Company and of each Selected Affiliate, amend, suspend or reinstate any or all of the provisions of the Plan, including, without limitation, reduce or eliminate employer contributions or Participant deferrals under the Plan; provided that any such amendment, suspension or reinstatement which is inconsistent with Section 409A shall be ineffective to the extent inconsistent with Section 409A. No amendment may reduce the value of any Participant’s Account at the end of the calendar year prior to the date such amendment is adopted, except to the extent required for conformance with Section 409A.
     9.2 Termination.
The Board or the Committee, acting on behalf of the Company and of each Selected Affiliate, may terminate this Plan at any time and for any reason whatsoever to the extent permitted by Section 409A. If the Plan is terminated under the provisions of this Section 9.2 all vested Accounts shall be distributed in a lump sum to the Participants or in such other manner as is permitted under Section 409A. A termination of the Plan shall not reduce the value of a Participant’s Account, as it existed as of the day before the effective date of such termination except to the extent distributed to the Participant or a Beneficiary.
ARTICLE X
Miscellaneous
     10.1 Funding.
Participants, their Beneficiaries, and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future. Notwithstanding the foregoing, the Company has a related so-called ‘Rabbi Trust’ to hold funds which it intends to use in payment of the obligations of Employers under the Plan.

In the event of a Change in Control or prior thereto, the Employers shall maintain and fund such trust, only to the extent consistent with Section 409A, and in particular Section 409A(b), in an amount equal to not less than the total value of the Participants’ Accounts under the Plan as of the Valuation Date immediately preceding the Change in Control; provided that any funds contained therein shall be liable for the claims of the respective Employer’s general creditors as provided therein.
     10.2 Nonassignability.
No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee acting, in its discretion only, may terminate his or her interest in any such benefit (including the Deferral Account) to the extent the Committee considers such action necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written “termination declaration” with the Clerk of the Company and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the “terminated participant”).
As long as the terminated participant is alive, any benefits affected by the termination shall be retained by the Employer and, in the Committee’s sole and absolute judgment, may be paid to or expended for the benefit of the terminated participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper; provided that no such action shall result in any acceleration or deferral of the payment of the Participant’s Account. Upon the death of the terminated participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if he or she died prior to the time that all benefits to which he or she was entitled were paid to him or her. Notwithstanding the foregoing, the Committee may only exercise the discretion provided for in this paragraph and make any payments for or with respect to a terminated participant to the extent and in the manner they determine that such action is permitted under Section 409A.
     10.3 Legal Fees and Expenses.
If, after a Change in Control, (1) an Eligible Employee initiates or is required to defend against a claim in court concerning the benefits intended to be provided to such Eligible Employee under the Plan (the “Claim”); and (2) the Eligible Employee prevails on the Claim, the Eligible Employee shall be entitled to attorneys’ fees and other costs of the litigation. Such expenses and other fees shall (i) be paid through the end of such litigation or until the Statute of Limitations with respect to such claim is reached, whichever is later, (ii) be reimbursed on or before the last day of the Eligible Employee’s taxable year following the taxable year in which incurred, (iii) not affect any reimbursement in any other taxable year, (iv) not be subject to liquidation or exchange for other benefit, and (v) otherwise be in conformance with Section 409A.
     10.4 Captions.
The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.
     10.5 Governing Law.
The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of a federal court of the Commonwealth of Massachusetts without regard to conflict of law provisions, or if jurisdiction is not appropriate in a federal court located in Massachusetts, then a state court within the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or its subject matter.
     10.6 Successors.
The provisions of the Plan shall bind and inure to the benefit of the Company, its Selected Affiliates, and their respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company or a Selected Affiliate and successors of any such Company or other business entity.
     10.7 Right to Continued Service.
Nothing contained herein shall be construed to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of the Employer or in any other capacity.
Approved December 3, 2008.

Schedule A
Definitions

1.	“Change in Control” means either of the following events:

(a)	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) or “Group” (within the meaning of Rule 13d-5 of the Exchange Act and Treas. Reg. § 1.409A-3(i)(5)(B)), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities, by acquisition or through merger, consolidation, or reorganization; or

(c)	The consummation of a sale or other disposition by the Company of assets equivalent to at least 85% of the total gross fair market value of the Company’s assets to a person or Group (each as defined in subparagraph (a)) within a 12 month period ending on the then most recent acquisition of assets. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this subparagraph (c) when the transfer is to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock; (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).
Notwithstanding the preceding provisions of this definition, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this definition is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities, (2) the Company or any subsidiary of the Company or (3) to the extent permitted by Section 409A of the Code, an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its subsidiaries) that is qualified under the provisions of the Code. In addition, no Change in Control shall have occurred unless the transaction or series of transactions results in a Change in Control within the meaning of Code Section 409A and the regulations thereunder. This Change in Control definition shall be interpreted in a manner that is consistent with Code Section 409A and the regulations thereunder, including with respect to any applicable limitations on the kinds of events that would constitute a Change in Control.

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2. “Disability” mean that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The determination of whether a Participant is disabled shall be made by a person designated by the Committee, including the administrator of a disability insurance program, which designation may be changed from time to time.
3. “Unforseen Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary or dependent as defined in Section 152 of the Code (without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

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